Exhibit 5.1

201 ST. CHARLES AVENUE NEW ORLEANS, LOUISIANA 70170-5100 504-582-8000 FAX 504-582-8583 www.joneswalker.com

November 13, 2018

Tidewater Inc.

6002 Rogerdale Road, Suite 600

Houston, Texas 77072

Ladies and Gentlemen:

We have acted as counsel to Tidewater Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 originally filed with the Securities and Exchange Commission (the “SEC”) on October 29, 2018 (such registration statement as amended, the “Registration Statement”) with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate 3,434,934 shares of Common Stock of the Company, $0.001 par value per share (the “Common Stock”), to be issued upon the exercise of certain warrants originally issued by GulfMark Offshore, Inc. (“GulfMark”), as assumed by the Company (the “GLF Warrants,” consisting of two series, the “GLF Jones Act Warrants” and the “GLF Equity Warrants”) in connection with the business combination between Tidewater and GulfMark (the “business combination”).

The GLF Jones Act Warrants were issued by GulfMark pursuant to a warrant agreement, dated as of November 14, 2017, between GulfMark and American Stock Transfer & Trust Company, LLC, as warrant agent, which will be amended and assumed by the Company effective upon the closing of the business combination (as amended, the “GLF Jones Act Warrant Agreement”). The GLF Equity Warrants were issued by GulfMark pursuant to a warrant agreement, dated as of November 14, 2017, between GulfMark and American Stock Transfer & Trust Company, LLC, as warrant agent, which will be amended and assumed by the Company effective upon the closing of the business combination (as amended, the “GLF Equity Warrant Agreement,” and together with the GLF Jones Act Warrant Agreement, the “Warrant Agreements”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company in connection with the GLF Warrants have been duly authorized and, when issued and delivered upon exercise in accordance with the terms and provisions of the applicable Warrant Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

ALABAMA • ARIZONA • DISTRICT OF COLUMBIA • FLORIDA • GEORGIA • LOUISIANA • MISSISSIPPI • NEW YORK • TEXAS

201 ST. CHARLES AVENUE NEW ORLEANS, LOUISIANA 70170-5100 504-582-8000 FAX 504-582-8583 www.joneswalker.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

/s/ JONES WALKER LLP
JONES WALKER LLP

ALABAMA • ARIZONA • DISTRICT OF COLUMBIA • FLORIDA • GEORGIA • LOUISIANA • MISSISSIPPI • NEW YORK • TEXAS